Exhibit 99.1

DT: November 7, 2008
TO: Laurence Levy, Ron Schad, Marty Kroll
FR: Melissa Dixon, Devin Sullivan, Ed Levy,
RE: Q3 2008 Conference Call Script

We will conduct the call from the Hyde Park’s conference room. The operator will dial out to Hyde’s conference room (212-863-9416) directly approximately 15 minutes prior to the start of the call.

Once we have informed the operator that it is time to start, he/she will begin by stating the title of the call, and hand over the call to Melissa who will read the Safe Harbor Statement before handing the call over to Laurence.

Melissa
Good morning everyone. Thank you for joining us today. Our speakers today will be Laurence Levy, Chairman of Essex Rental Corp., Ron Schad, CEO of Essex Rental Corp. and Marty Kroll, CFO of Essex Rental Corp.

Before we get started, I would like to remind everyone that statements made during today’s call might contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Essex and its management team. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Essex’s expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides (through its subsidiary, Essex Crane Rental Corp.), general economic conditions, geopolitical events and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission. Essex undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

2008 Q3 Conference Call Script

I’d now like to turn the call over to Laurence Levy, Chairman of Essex Rental Corp.

Please go ahead, Laurence.

Laurence
Thank you, Melissa. Good morning everyone and thank you for joining us on today's call.

After my opening remarks, Ron Schad, CEO of Essex Rental Corp. will discuss Essex's operating results and Marty Kroll, CFO of Essex, will review the financial results.

First, I would like to start off by saying how pleased we are that on October 31st, we were able to consummate the acquisition of Essex Crane Rental Corp. and I very much look forward to working with Ron Schad and Marty Kroll in my capacity as Chairman of the Board of Directors.

We are especially pleased that Essex’s operating performance continues to exceed the March 2008 projections that the transaction was predicated on. Essex’s contractual backlog and new bookings continue to be strong, particularly for its heavier lifting capacity crawler cranes. The demand for cranes particularly with capacities above 200 tons continues to yield high utilization and average monthly crane rental rates above our initial forecasts.

2008 Q3 Conference Call Script

Attributes of Essex Crane that we have always found very attractive are the predictability and visibility of the earnings stream as well as the company’s ability to generate strong free cash flow. Reflecting these attributes, as well as a very strong outlook at quarter end, we announced that the Board of Directors has approved a $12 million discretionary buy-back plan for the company's common shares and / or its warrants. Under the buy-back plan, Essex may from time to time purchase shares and/or warrants in open market and private purchases. We have already commenced this buy-back plan and anticipate continuing to repurchase shares and / or warrants at what we believe to be attractive valuations. This plan is not expected to impact Essex’s planned strategy to continue to invest capital and reposition its fleet towards higher lifting capacity and higher rental rate equipment.

Although our securities are still listed on the Bulletin Board, we have applied for listing on the Nasdaq Capital market.

I will now turn the call over to Ron Schad, CEO of Essex Crane Rental Corp., to discuss third quarter operating highlights. I would note that the operating results to be discussed by Ron and the financial results to be discussed by Marty Kroll, our Chief Financial Officer relate to the quarter ended September 30, 2008, which was completed prior to our October 31st acquisition. In addition, the Rental EBITDA figures referred to in Ron and Marty’s discussion have been reconciled to Income from Operations in our press release issued yesterday, where we initially disclosed Essex’s third quarter results.

RON

Thanks Laurence.

2008 Q3 Conference Call Script

First, I would like to thank everyone who assisted us in completing the acquisition, especially in the current market environment. All of us at Essex Crane are excited to now be a publicly traded company and look forward to enhancing the value of your investment in Essex over the long term.

Our third quarter results were strong, with higher profitability, rental revenue backlog and customer order inquiry year-over-year. Based on year-to-date results and the current backlog, we increased our guidance for 2008 Rental EBITDA, to approximately $41.1 million, an increase of 12.6% from our initial guidance of $36.5 million. Full year 2008 Rental EBITDA guidance of approximately $41.1 million is expected to be an increase of approximately 37.5% or $11.2 million, over 2007 Rental EBITDA of $29.9 million, adjusted for public company expenses. We remain highly confident in our ability to meet or exceed our guidance.

As we begin to finalize our 2009 business plan, we are encouraged by both our existing utilization rates by class of crane as well as the level of inquiry and new bookings that we are receiving from customers in our end markets. We have seen some very modest decline in utilization of cranes with lifting capacity of less than 200 tons, which is an asset class as many of you know that we have been downsizing as part of our fleet rebalancing program and which contribute a small portion of our overall cash flow. However, more importantly, utilization rates for our heavier lifting capacity crawler cranes which generate our highest monthly rental rates continue to be very robust. Utilization rates for crane classes with a lifting capacity of 200 tons or greater, representing approximately 80% of the total appraised value of our cranes, continue to exceed 85%, with many classes of cranes in excess of 95% utilization. These heavier lifting capacity crawler cranes not only rent for a higher average monthly rental rate but also generate higher dollar profits than our lighter lift capacity cranes

2008 Q3 Conference Call Script

We remain very committed to serving diverse end markets and believe that this strategy is well suited to the current economic environment. While we group our jobs into six primary categories, within each of these categories we serve a very broad array of industries.

As we have disclosed previously, industrial/marine is our largest end market, representing 25% of our 2007 rental revenue. As an example of our end market diversity, in industrial/marine over the last 24 months our equipment has served over ten different industries. Given the diversity of the end markets served and the long term nature of the planning of these projects, our industrial marine inquiry and bookings remain very consistent with 2008 levels. In general, the owners of industrial/marine projects are well capitalized and do not rely on project financing, but instead use their balance sheets to finance projects. The decision to pursue a project typically addresses a longer term strategic objective.

Power represents our second largest end market served, accounting for 23% of our 2007 rental revenue. We are experiencing a significant amount of orders and inquiry in this area. The projects being planned are primarily facility upgrades and maintenance for fossil fuel plants. Furthermore, many of the projects have some environmental work associated with them. We also continue to be very active in wind power, while still growing, this market has been affected by certain supplier quality and delivery related issues.

Transportation is our third largest end market accounting for 19% of 2007 rental revenue. Much of our revenues in the transportation market result from federally funded projects with funds being generated from the Federal Highway Bill and Gasoline Taxes. While existing projects continue, we are experiencing a slowdown in the awarding of new transportation related projects due to the lack of state funds. We would expect that any federal infrastructure stimulus program would benefit this segment of our business.

2008 Q3 Conference Call Script

Petrochemicals is our fourth largest end market accounting for 16% of 2007 rental revenue. Bookings and inquiry in this area remain very strong. Consistent with our industrial marine segment, projects are moving forward based on the perceived view of long term supply and demand dynamics rather than shorter term spot market conditions. Specifically, we are working with many of the major petrochemical producers on a variety of maintenance and expansion projects, certain of which have already begun, including the $6 billion Marathon Oil refinery in Maryville Louisiana, for which we have five crawler cranes on site already, four of which are over 200 tons in lifting capacity. Based on current quoting activity, over the next 12 months, petrochemicals may become our third largest end market, surpassing transportation.

The remaining 17% of our 2007 rental revenue is generated from general building projects, sewer and water and other. Activity in this area has decreased modestly. However, while these markets are diverse, projects in this area tend to be both shorter term in nature and utilize our lighter lift capacity equipment, which tend to generate lower dollar profits. As such, we do not believe that we will experience a significant decline in our overall profitability as a result of a slowdown in this area.

Beyond each of these end markets, we are encouraged by the increased national discussion about a federal fiscal stimulus program focused on infrastructure spending to address the country’s current economic challenges. Such a program would create even greater demand for Essex’s rental fleet as we will likely be a supplier to a number of contracts that have been announced but not awarded.

As we have previously mentioned, one of our main strategic focuses is the rebalancing of our fleet mix and repositioning it towards higher lifting capacity cranes, which generate higher monthly average rental rates and have higher utilization rates than older lighter lifting capacity cranes. These higher lift capacity cranes contribute the significant majority of our corporate profitability and cash flow.

2008 Q3 Conference Call Script

Thus far in 2008, we have sold 20 older lighter lifting capacity cranes all of which were manufactured between 1966 and 1975, bringing net cash proceeds from crane sales to a total of $6.7 million. The average lifting capacity of the cranes that we sold was 143 tons. The relationship between the sale price of the equipment and the ordinary liquidation value has exceeded the Company’s historic experience. Of the 20 cranes sold in 2008 to date, only seven were sold domestically, of which five were sold back to the manufacturer.

In the first 9 months of 2008, we took ownership of $16.7 million in new cranes, representing 84% of the projected new equipment purchases in 2008. The total spent on new cranes since January 2007 is $35.5 million. The average lifting capacity of the new cranes purchased so far this year is 337 tons. The average monthly rental rate for the new cranes purchased so far in 2008 is $50,750. We estimate that the average payback on these new cranes purchased will equal less than five years and that the economic life of this new, heavy lift equipment approaches 50 years when properly maintained. As we focus on these sales and purchases, we will see the average age of the fleet will continue to decline.

For the remainder of 2008 and going into 2009, we are looking to sell more of our older lighter lifting capacity cranes. We will continue to reinvest the proceeds from these asset sales in heavier lifting capacity cranes which we believe will continue to drive our earnings growth.

Before turning it over to Marty Kroll, I want to state once again how pleased we are about our financial results and prospects. Our results through the first nine months of 2008 reflect the continued strength of our end markets, the validity of our strategy to populate our fleet with higher lifting capacity equipment, which has historically produced higher monthly average rental rates and higher utilization rates, and the sustainability of our business model. We are focused on building long-term value for our shareholders and are enthusiastic about the company’s prospects for the remainder of 2008 and beyond.

2008 Q3 Conference Call Script

I will now turn the call over to Marty Kroll, CFO of Essex Crane Rental Corp., to discuss third quarter financial highlights.

Marty
Thanks Ron.

Essex’s total revenue, which included revenue from equipment rentals, equipment repair and maintenance, and equipment transportation services (but excludes used rental equipment sales) rose 20.5% to $20.2 million in the quarter ended September 30, 2008 from $16.7 million in the third quarter of 2007. This increase was due primarily to a 34.4% increase in average monthly crane rental rates to $22,258 for the quarter ended September 30, 2008 versus $16,563 for the same quarter in 2007. A portion of the increase in rental is attributable to Essex’s investment in new heavier lift cranes to replace older cranes with lighter lift capacity.

On a days method, for the quarter ended September 30, 2008, the total number of actual crane rental days was 72.8%, down slightly from 73.6% in the same period last year. This slight decrease in overall utilization was primarily attributable to a modest decline in the utilization of older, light lift cranes which was partially offset by an increase in the utilization of our newer, heavy lift cranes. We believe that in part the decline was because the older, lighter lifting cranes have greater competition from regional crane owners.

Excluding a one time charge of $350,000 related to consulting fees associated with the sale of the business to Hyde Park, SG&A expenses were $2.7 million, or 13.5% of total revenues (excluding used rental equipment sales), for the quarter ended September 30, 2008 compared to $2.1 million, or 12.8% for the same quarter last year.

2008 Q3 Conference Call Script

Equipment rental revenue backlog increased by 21.8% to $37.4 million at September 30, 2008 from $30.7 million in September 30, 2007, which is further confirmation of the continued strength in our infrastructure-related end markets.

Rental EBITDA, excluding the $350,000 one time charge related to consulting fees associated with the sale of the business to Hyde Park, for the quarter ended September 30, 2008, increased by 40.9% to $12 million from $8.5 million in the third quarter of 2007.

For the nine months ended September 30, 2008, Essex’s total revenues (excluding rental equipment sales) increased 22.6% to $57.5 million from $46.9 million. The increase was primarily driven by a 30.6% increase in rental revenue to $46.0 million from $35.2 million for the comparable period in 2007.

For the nine months ended September 30, 2008, the total number of actual crane rental days was 72.3%, up from 71% in the same period last year.

For the nine months ended September 30, 2008, average monthly crane rental revenue increased by 32.5% to $20,908 from $15,775 in the same period of 2007. I would also add that our actual average monthly rental revenue rate for the nine months ended September 30, 2008 of $20,908 exceeded by approximately 12.4% our full year 2008 projected average monthly crane rental rate of $18,600 as previously presented in our initial guidance from March 2008.

Rental EBITDA, excluding a one time $1,000,000 charge related to expenses associated with the sale of the business to Hyde Park, increased by 41.4% to $32.2 million for the nine months ended September 2008 from $22.8 million for the same period ended September 2007.

Based on year to date actual results, and the fact that we have sufficient bookings in hand as of September 30, 2008 to support our full year 2008 rental revenue projections, Essex management believes that 2008 Rental EBITDA will be approximately $41.1 million, 12.6% higher than the $36.5 million previously forecasted in the first half of the year. Full year 2008 Rental EBITDA guidance of approximately $41.1 million is expected to be an increase of approximately 37.5% or $11.2 million, over 2007 Rental EBITDA of $29.9 million, adjusted for public company expenses.

2008 Q3 Conference Call Script

Before turning things back to Ron, I want touch on capitalization after the acquisition.

As of the closing of the acquisition of Essex Crane Rental by Hyde Park we entered into a $190 million five year credit facility of which approximately $140 million was drawn at closing. The interest rate on our debt is one month LIBOR plus 225 basis points or approximately 3.75% at current interest rates.

Subsequent to the closing of the acquisition, we have approximately 14.1 million common shares outstanding, including shares issuable to Essex’s senior management upon exchange of their rollover equity. In addition, we have approximately 14.4 million warrants, which allow for the purchase of one share of common stock at an exercise price of $5.00. They expire on March 4, 2011, and are callable if the common trades at or above $11.00 per share for any 20 trading days within a 30-day period.

I can expand on any of these areas during the Q&A session, but will now turn the conversation back to the operator.

Operator, we would now like to open up the call to questions.

Q&A

Ron: Thank you all for joining us today and for your continued interest and investment in Essex. If you have any additional questions, please feel free to contact me or Marty at any time.

Thank you and have a nice day.